EXHIBIT 5.1

HESKETT & HESKETT
ATTORNEYS AT LAW
JOHN HESKETT	501 SOUTH JOHNSTONE, SUITE 501	TELEPHONE (918) 336-1773
ZACHARY HYDEN	BARTLESVILLE, OKLAHOMA 74003	FACSIMILE (918) 336-3152
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JACK HESKETT (1932 - 2005)
BILL HESKETT (1933 - 1993)

January 24, 2007

Dean Valentino, President

Famous Uncle Al’s Hot Dogs & Grille, Inc.

100 Mill Plain Road

Danbury CT 06811

Dear President Valentino:

You have requested our opinion, as counsel for Famous Uncle Al’s Hot Dogs& Grille, Inc., a Delaware corporation (the “Company”), in connection with the 4th Amendment to the Registration Statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 3,583,876 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion.  It is our opinion that the shares of common stock are fully paid, validly issued and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ John Heskett

John Heskett

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